SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  August 13, 1999

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

    Colorado                        0-17267            84-1095959
(State or other                  (Commission         (I.R.S. Employer
jurisdiction                     File Number)        Identification No.)
of incorporation)

     999 18th Street, Suite 1700, Denver, Colorado             80202
(address of principal executive offices)                     (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated August 13, 1999, the text of which follows:

     Mallon Resources Corporation (Nasdaq: "MLRC") today reported its second quarter 1999 financial and operating results.

     Average daily production for second quarter 1999 rose to 17.2 million cubic feet of natural gas equivalents ("Mmcfe"), a 2% increase compared to the second quarter 1998 daily average of 16.8 Mmcfe. As previously reported, Mallon's gas production at its East Blanco Field was shut-in for 15 days during the quarter. The shutdown occurred while maintenance operations were performed on the independent pipeline to which the Company's production is connected. The shut-in unfavorably impacted the Company's production and revenues for the quarter.

     Mallon reported a net loss for second quarter 1999 of $472,000 on revenues of $2,940,000, compared to a net loss for second quarter 1998 of $157,000 on revenues of $2,927,000. The net loss attributable to common shareholders for second quarter 1999 was $502,000 ($0.07 per basic share) compared to a net loss attributable to common shareholders for second quarter 1998 of $187,000 ($0.03 per basic share). Total revenues for second quarter 1999 were unchanged from second quarter 1998 levels and decreased slightly compared to first quarter 1999. Unfavorable gas prices impacted Mallon's second quarter 1999 results. The average price realized for second quarter 1999 gas was $1.70 per Mcf, a 7% decrease from the average price for second quarter 1998 of $1.82 per Mcf. The average oil price realized for second quarter 1999 was $15.89 per barrel, a 20% increase from the average price for second quarter 1998 of $13.21 per barrel. Mallon's gas production accounted for 83% of its total production in second quarter 1999 and 76% of its total production in second quarter 1998.

     For the first six months of 1999, Mallon reported a net loss attributable to common shareholders of $1,403,000 ($0.20 per basic share) on revenues of $5,978,000, compared to a net loss attributable to common shareholders of $173,000 ($0.02 per basic share) on revenues of $6,052,000 for the first half of 1998. Higher production in 1999 was more than offset by lower oil and gas prices.

     George Mallon, Chairman, said, "Our drilling and development operations were at a standstill during the second quarter while we sought capital. We recently entered into a letter of intent for a financing and plan to return to an aggressive drilling program at our East Blanco/La Jara Canyon gas project in the third quarter."

     The preceding information contains forward-looking statements, the realization of which cannot be assured. Actual results may differ significantly from those forecast. The Company and its operations are subject to numerous risks and uncertainties. Among these are risks related to the oil and gas business generally (including operating risks and hazards and the regulations imposed thereon), risks and uncertainties related to the volatility of the prices of oil and gas, uncertainties related to the estimation of reserves of oil and gas and the value of such reserves, uncertainties relating to geologic models and evaluations, the effects of competition and extensive environmental regulation, and other factors, many of which are necessarily beyond the Company's control. These and other risk factors that affect the Company's business are discussed in the Company's 1998 Annual Report.

                                 (Continued)

SELECTED FINANCIAL AND OPERATING DATA


    (In thousands, except per unit data)                          For the Three Months     For the Six Months
    (Unaudited)                                                      Ended June 30,           Ended June 30,
                                                                    1999       1998          1999       1998
Selected Results:
    Revenues                                                      $ 2,940    $ 2,927       $ 5,978    $ 6,052
    Costs and expenses                                              3,412      3,084         7,321      6,165
    Net loss                                                         (472)      (157)       (1,343)      (113)
    Net loss attributable to common shareholders                     (502)      (187)       (1,403)      (173)
    Net loss per basic share attributable to common shareholders    (0.07)     (0.03)        (0.20)     (0.02)
    EBITDA (A)                                                      1,183      1,198         2,176      2,504
    EBITDA per basic share                                           0.17       0.17          0.31       0.36
    Cash flow (B)                                                     593      1,056         1,069      2,374
    Cash flow per basic share                                        0.08       0.15          0.15       0.34
    Basic weighted average shares outstanding (C)                   7,025      7,010         7,024      7,004

Other Operating Data:
    Net Production
        Oil (MBbls)                                                    44         61            91        129
        Gas (MMcf)                                                  1,303      1,160         2,989      2,246
        Mmcfe                                                       1,567      1,526         3,535      3,020
    Average realized sales price
        Oil ($/Bbl)                                                $15.89     $13.21        $13.64     $13.77
        Gas ($/Mcf)                                                  1.70       1.82          1.57       1.87
        Mcfe ($/Mcfe)                                                1.86       1.91          1.68       1.98

(A) EBITDA is earnings before income taxes, interest expense, depreciation, depletion, amortization and impairment.
(B)  Cash flow from operating activities before working capital adjustments.
(C) Because the Company is in a loss position, all common stock equivalents are anti-dilutive. Therefore, only basic share and per share information has been presented.

     Mallon Resources Corporation is a Denver, Colorado based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC".

                                     Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Mallon Resources Corporation


August 19, 1999                  By: __/s/ Roy K. Ross_______________________
                                        Roy K. Ross, Executive Vice President